Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES TOPS GUIDANCE WITH SECOND-QUARTER EARNINGS OF

$1.16 PER DILUTED SHARE

Strong Bookings in All Business Segments Produce 21% Growth in Sales;

32% Growth in Backlog

Raises 2006 Earnings Guidance to $4.17 to $4.57 per Diluted Share

LUFKIN, Texas — (July 19, 2006) — Lufkin Industries, Inc. (NASDAQ: LUFK) today announced results for the second quarter and six months ended June 30, 2006. Sales for the second quarter were $147.7 million, an increase of 21.4% from $121.7 million for the second quarter of 2005. Net earnings increased 67.4% to $17.5 million from $10.4 million. Net earnings per diluted share increased to $1.16 for the second quarter of 2006, up 63.3% from $0.71 for the second quarter of 2005. Lufkin’s earnings per diluted share for the second quarter of 2006 included costs related to SFAS 123R (Expensing of Stock Options) totaling $0.04 per diluted share.

Sales for the first six months of 2006 were $281.1 million, a 26.0% increase from $223.1 million for the first half of 2005. Net earnings grew 82.6% to $32.6 million from $17.9 million. Net earnings per diluted share increased 75.6% to $2.16 for the first half of 2006 from $1.23 for the comparable period in 2005.

Commenting on the announcement, Douglas V. Smith, president and chief executive officer of Lufkin, said, “Lufkin continued to produce strong profitable growth during the second quarter as high demand, particularly in energy-related markets, drove increased bookings and backlogs in all our business segments. Second quarter backlogs rose 32.2% to over $200 million from the same time last year, marking the ninth consecutive quarter in which we have achieved a comparable-quarter increase in backlog in all three of our business segments. Primarily because of volume-related increases in operating leverage, we also produced further improvement in our net profit margin for the second quarter, which increased to 11.8% from 8.6% for the second quarter last year. On a sequential-quarter basis, we increased the net profit margin incrementally in the face of cost and availability pressures in the supply network and the short-term costs and inefficiencies related to capacity expansion projects.

“Our oil field business continued to expand at the fastest pace of all our businesses, with comparable-quarter growth in sales of 27.0% for the second quarter of 2006 and 38.2% in backlog. We were pleased that, while Lufkin’s total backlog increased 9.8% on a sequential-quarter basis, the oil field backlog only increased 2.7% on the same basis, as our initiatives to reduce production lead

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Lufkin Industries, Inc. ♦ 601 South Raguet ♦ Lufkin, Texas 75902 ♦ (936) 634-2211

LUFK Announces Second-Quarter Results

July 19, 2006

times drove an 11.8% increase in sequential-quarter sales. Consistent with our experience over the last two years, our second-quarter oil field results reflected strong demand domestically and internationally for our pumping equipment, oil field automation products and oil field services. Furthermore, we are continuing to experience high demand for pumping equipment for both oil well and natural gas well applications. Supporting our longer-term growth prospects, the strong industry environment has also enabled us to accelerate our efforts to expand our presence in important international markets, such as the Middle East.

“Lufkin’s power transmission business achieved sales of $31.0 million for the second quarter, an increase of 24.9% from the second quarter of 2005, while the division’s backlog grew 29.3% to $77.8 million. Demand has increased for our high-speed gears, especially those for energy and power generation applications, as have sales from power transmission repairs and services. We are also continuing to see steady demand for our low-speed gears used primarily in industrial applications, with strength in industries such as rubber, steel and aluminum. Reflecting the timing issues associated with large power transmission projects, sales for the division increased 4.7% sequentially for the second quarter of 2006 from the first quarter, as the backlog rose 15.5% sequentially.

“Second-quarter sales for our trailer business were $20.0 million, 3.5% below sales for the second quarter of 2005, and the division’s backlog increased 24.9% to $39.5 million. Comparable-quarter sales were affected by higher fuel prices and a more uncertain economic environment compared with the second quarter of 2005. However, our strong bookings for the quarter drove the increase in comparable-quarter backlog, as well as a 15.8% and 17.4% increase in sequential-quarter sales and backlog, the strongest sequential-quarter performance of all three businesses. This demand continues to be primarily related to our flat and dump trailers, while the markets for van trailers, although improving, remain very competitive.”

Based on Lufkin’s financial and operating results for the second quarter and first half of 2006, its $208.3 million backlog at the quarter’s end and its outlook for the remainder of 2006, the Company today raised its established guidance for earnings per diluted share for 2006 in a range of $4.17 to $4.57. The Company also established its guidance for earnings per diluted share for the third quarter of 2006 in a range of $1.00 to $1.20, compared with $0.76 for the third quarter of 2005. Lufkin’s guidance for 2006 includes the impact of SFAS 123R, totaling $0.11 and $0.02 for the full year and for the third quarter, respectively. The pro forma impact on earnings per diluted share for 2005 reflecting the application of SFAS 123 totaled $0.08.

Mr. Smith concluded, “As a result of Lufkin’s record of substantial profitable growth, its strong financial position and its significant prospects for future growth, the Board of Directors increased our quarterly cash dividend in May by 36.4% to $0.15 per share. This action speaks of our confidence in our ability to continue both leveraging and strengthening our market leadership positions in each of our businesses to produce long-term growth in earnings and shareholder value, even as we negotiate the short-term challenges of ramping production and securing raw materials.”

Lufkin will discuss its results for the second quarter in a teleconference call today at 9:00 a.m. (central time). To listen to the call, participants should dial (913-981-5519) approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 12:00 p.m. (central time) July 19, through 7:00 p.m. (central time) July 26, 2006, by dialing (719) 457-0820 and entering reservation number 5498305.

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LUFK Announces Second-Quarter Results

July 19, 2006

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.

Financial Highlights

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Sales	$147,690	$121,689	$281,080	$223,077
Cost of sales	108,539	93,666	206,489	172,602

Gross profit	39,151	28,023	74,591	50,475
Selling, general and administrative expenses	13,099	11,589	25,236	22,346

Operating income	26,052	16,434	49,355	28,129
Interest and other income (expense), net	438	(143)	832	(213)

Earnings before income taxes	26,490	16,291	50,187	27,916
Income tax provision	9,035	5,865	17,565	10,050

Net earnings	$17,455	$10,426	$32,622	$17,866

Net earnings per share:
Basic	$1.18	$0.73	$2.21	$1.26

Diluted	$1.16	$0.71	$2.16	$1.23

Weighted average shares outstanding
Basic	14,809	14,234	14,791	14,133
Diluted	15,091	14,657	15,092	14,526
Cash dividends per share	$0.15	$0.09	$0.26	$0.18

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LUFK Announces Second-Quarter Results

July 19, 2006

LUFKIN INDUSTRIES, INC.

Balance Sheet Highlights

(Thousands of dollars)

	June 30, 2006	June 30, 2005
Current assets	$210,787	$165,076
Total assets	390,864	327,358
Current liabilities	51,967	53,664
Shareholders’ equity	294,993	229,981
Working capital	158,820	111,412

LUFKIN INDUSTRIES, INC.

Division Performance

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Sales:
Oil field	$96,741	$76,199	$183,309	$138,920
Power transmission	30,975	24,800	60,549	47,036
Trailer	19,974	20,690	37,222	37,121

Total	$147,690	$121,689	$281,080	$223,077

		June 30, 2006	March 31, 2006	June 30, 2005
Backlog:
Oil field		$91,028	$88,636	$65,805
Power transmission		77,784	67,369	60,167
Trailer		39,506	33,643	31,631

Total		$208,318	$189,648	$157,603

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